Exhibit 99.2

EXTENDED STAY AMERICA ANNOUNCES SPECIAL DISTRIBUTION AND SHARE REPURCHASE AUTHORIZATION

- Special Distribution of $0.25 per Paired Share -

- $100 million Paired Share Repurchase Program -

CHARLOTTE, N.C. – December 10, 2015 (BUSINESS WIRE) — Extended Stay America, Inc.’s (the “Company”) (NYSE:STAY) subsidiary, ESH Hospitality, Inc., today announced that its Board of Directors has declared a special cash distribution of $0.19 per share, payable to ESH Hospitality, Inc.’s Class A and Class B common shareholders. Additionally, the Board of Directors of Extended Stay America, Inc. has declared a special cash distribution of $0.06 per share, payable to Extended Stay America, Inc.’s common shareholders. These distributions, which total to $0.25 per Paired Share, will be payable on January 18, 2016 to shareholders of record as of January 4, 2016.

Additionally, the Board of Directors of both entities authorized a combined Paired Share repurchase program for up to $100 million of the Paired Shares. The program expires on December 31, 2016. Repurchases may be made at management’s discretion from time to time in the open market, in privately negotiated transactions or by other means (including through Rule 10b5-1 trading plans). Depending on market conditions and other factors, these repurchases may be commenced or suspended without prior notice.

Gerry Lopez, the company’s Chief Executive Officer, commented, “With our strong cash balance and leverage ratios aligned with long-term targets, we believe we can return capital to shareholders while continuing to support the Company’s ongoing renovation program and other value add-initiatives.”

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, future financial performance, anticipated share repurchases and distribution growth, as such, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results or performance to differ from those projected in the forward-looking statements, possibly materially. For a description of factors that may cause actual results or performance to differ from any forward-looking statements, please review the information under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in the Company’s combined annual report on Form 10-K filed with the SEC on February 26, 2015 and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, will have the expected consequences to, or effects on, the Company or its business or operations. Except as required by law, the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by the Company’s forward-looking statements.

About Extended Stay America

Extended Stay America, Inc., the largest owner/operator of company-branded hotels in North America, owns and operates 629 hotels in the U.S. and Canada comprising approximately 69,400 rooms and employs over 8,500 employees at its hotel properties and headquarters. The Company’s brand, Extended Stay America®, serves the mid-priced extended stay segment. Visit www.extendedstay.com for more information about the Company and its services.

Contacts

Investors:

Rob Ballew

(980) 345-1546

investorrelations@extendedstay.com

Media:

Terry Atkins

(980) 345-1648

tatkins@extendedstay.com